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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY
                              AS OF JUNE 25, 1996

ARV Investment Group, Inc., a California corporation
ARV Nevada Assisted Living, Inc., a Nevada corporation
Bella Vita ARV, Inc., a Florida corporation
Casa Bonita Fullerton, LTD., a California limited partnership
Collwood Knolls, a California limited partnership
LAVRA, Inc., a Delaware corporation
Pacific Demographics Corporation, a California corporation
Prospect Park Residence, LLC, a New York limited liability company Waterside Villas, LLC, a New Jersey limited company